Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-122934 on Form S-8 of our report dated June 27, 2007 (which expressed an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Contracts Held by Certain Investment Companies Sujbect to AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans) appearing in this Annual Report on Form 11-K of Wright Express Corporation Employee Savings Plan for the year ended December 31, 2006.
/s/ DELOITTE & TOUCHE LLP
Boston, MA
June 27, 2007

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